Exhibit (d)

SEWARD & KISSEL LLP
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004
TELEPHONE: (212) 574-1200	901 K Street, NW
FACSIMILE: (212) 480-8421	WASHINGTON, D.C. 20001
WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

                 July 21, 2025

Deutsche Bank Trust Company Americas, as Depositary
1 Columbus Circle, 17th Floor
Mail Stop: NYC01-1710
New York, NY 10019

Re: Deutsche Telekom AG

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) relating to American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“Receipts”), each ADS representing one ordinary share of Deutsche Telekom AG (the “Company”).

In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement, as amended, filed as exhibits to the Registration Statement (the “Deposit Agreement”), will have been duly authorized, executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities (as defined in the Deposit Agreement) will have been duly deposited with a custodian under and in accordance with the Deposit Agreement and all applicable laws and regulations, (iii) the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Federal Republic of Germany and (iv) insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by Receipts that are duly executed and delivered by the Depositary (as defined in the Deposit Agreement) and issued in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those Receipts.

The foregoing opinion is limited to the laws of the State of New York, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit (d) to the Registration Statement.  In giving such consent, we do not admit hereby that we are (i) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Securities Act") or (ii) “experts” within the meaning of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP